Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2018 with respect to the consolidated financial statements and internal control over financial reporting of Stellus Capital Investment Corporation for the year ended December 31, 2017, and our report dated May 14, 2018 with respect to the Senior Securities table as of December 31, 2017, which are contained in this Prospectus and Registration Statement. We consent to the use of the aforementioned reports in the Prospectus and Registration Statement, and to the use of our name as it appears under the captions “Selected Financial Data,” “Senior Securities,” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Dallas, Texas

June 28, 2018